Exhibit 99.1

Contacts: George E. McHenry Russell G. Allen	(512) 777-3800 (512) 777-3800

Hanger, Inc. Provides Update on Status of Form 10-K Filing

AUSTIN, Texas, March 24, 2014 — Hanger, Inc. (NYSE: HGR) today announced that it continues to work to file its Form 10-K for the year ended December 31, 2013 as soon as possible. As previously disclosed by the Company in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”), the Company is unable to timely file its Annual Report on Form 10-K because of the additional time required to complete the testing and assessment of internal controls, including the testing and assessment of the updated controls and procedures the Company implemented in response to the material weakness in the Company’s internal controls over financial reporting reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The Company also announced that it has received a notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Exchange has informed the Company that, under the NYSE rules, the Company will have six months, until September 17, 2014, to file its Form 10-K with the SEC. The Company can, and intends to, regain compliance with the NYSE listing standards prior to such date by filing the Form 10-K with the SEC. If the Company fails to file the Form 10-K prior to such date, then the NYSE may grant, at its discretion, a further extension of up to six additional months, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may commence delisting proceedings at any time if the circumstances warrant.

The Company’s common stock continues to be listed on the NYSE under the symbol “HGR,” but, beginning on March 25, 2014, it will be assigned a “LF” indicator by the NYSE to signify the Company’s late filing status.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market. Through its Hanger Clinic business, Hanger is the largest owner and operator of O&P patient care clinics with in excess of 740 locations nationwide. Through its subsidiary Southern Prosthetic Supply, Inc. (SPS), Hanger distributes branded and private label O&P devices, products, and components in the United States. The Company provides therapeutic solutions through its Innovative Neurotronics and Accelerated Care Plus businesses. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability. For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This press release contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to the expected filing of the Company’s Annual Report on Form 10-K for the year ended December 31,2013 in this press release reflect the current views and expectations of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including certain factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.